Exhibit 23.1

KPMG LLP	Telephone	(514) 840-2100
Chartered Accountants	Fax	(514) 840-2187
600 de Maisonneuve Blvd. West	Internet	www.kpmg.ca
Suite 1500
Montréal, Québec H3A 0A3
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Board of Directors
Optimal Group Inc.
We consent to incorporation by reference in the registration statements of Optimal Group Inc. on Form S-8 (File No. 333-115408) effective May 12, 2004, on Form S-8 (File No. 333-115050) effective April 30, 2004, on Form S-8 (File No. 333-65530) effective July 20, 2001 and on Form S-8/F-3 (File No. 333-08794) effective May 21, 1998, of our report dated March 31, 2010, relating to the consolidated balance sheets of Optimal Group Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Optimal Group Inc.
Our report dated March 31, 2010 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has negative operating cash flows that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
(signed) KPMG LLP
Chartered Accountants
March 31, 2010
Montreal, Canada
KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.